Exhibit 99.3

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F‑2
Consolidated and Combined Balance Sheets as of December 31, 2014 and 2013	F‑3
Consolidated and Combined Statements of Income for the years ended December 31, 2014, 2013, and 2012	F‑4
Consolidated and Combined Statements of Partners’ Capital for the years ended December 31, 2014, 2013, and 2012	F‑5
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2014, 2013, and 2012	F‑6
Notes to Consolidated and Combined Financial Statements for the years ended December 31, 2014, 2013, and 2012	F‑7
Schedule III: Real Estate and Accumulated Depreciation	F‑40

Report of Independent Registered Public Accounting Firm

The Board of Directors of Landmark Infrastructure Partners GP LLC and Partners of Landmark Infrastructure Partners LP

We have audited the accompanying consolidated and combined balance sheets of Landmark Infrastructure Partners LP as of December 31, 2014 and 2013, and the related consolidated and combined statements of income consolidated and combined statements of partners’ capital consolidated and combined statements of cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the index to these financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Landmark Infrastructure Partners LP at December 31, 2014 and 2013, and the consolidated and combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the financial information set forth therein.

/s/ Ernst & Young LLP

Irvine, California

December 2, 2015

Landmark Infrastructure Partners LP

Consolidated and Combined Balance Sheets

	December 31,
	2014*	2013*
Assets
Land	$5,924,294	$2,599,745
Real property interests	231,561,354	210,709,364
Total land and real property interests	237,485,648	213,309,109
Accumulated amortization of real property interest	(7,135,676)	(3,347,829)
Land and net real property interests	230,349,972	209,961,280
Investments in receivables, net	8,665,274	9,085,281
Cash and cash equivalents	311,108	1,037,327
Rent receivables, net	123,767	144,771
Due from Landmark and affiliates	659,722	648,701
Deferred loan cost, net	3,985,227	4,218,770
Deferred rent receivable	344,162	191,488
Derivative assets	—	455,561
Other intangible assets, net	6,101,048	5,611,105
Other assets	399,222	—
Total assets	$250,939,502	$231,354,284
Liabilities and equity
Revolving credit facility	$74,000,000	$—
Secured debt facilities	29,707,558	114,280,724
Accounts payable and accrued liabilities	141,508	945,664
Due to Landmark and affiliates	—	583,689
Other intangible liabilities, net	8,938,034	7,863,355
Prepaid rent	2,029,542	1,762,792
Derivative liabilities	308,899	193,101
Total liabilities	115,125,541	125,629,325
Commitments and contingencies (Note 16)
Equity	135,813,961	105,724,959
Total liabilities and equity	$250,939,502	$231,354,284

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control.  See Notes 1 and 3 for additional information.

See accompanying notes to consolidated and combined financial statements.

Landmark Infrastructure Partners LP

Consolidated and Combined Statements of Income

	Year Ended December 31,
	2014*	2013*	2012*
Revenue
Rental revenue	$17,450,889	$14,012,109	$6,483,815
Interest income on receivables	709,030	742,185	356,348
Total revenue	18,159,919	14,754,294	6,840,163
Expenses
Management fees to affiliate	499,329	450,462	211,329
Property operating	24,720	6,454	26,267
General and administrative	820,522	722,601	191,293
Acquisition-related	379,988	865,543	1,118,648
Amortization	4,452,068	3,791,440	1,452,015
Impairments	258,834	1,005,478	183,271
Total expenses	6,435,461	6,841,978	3,182,823
Other income and expenses
Interest expense	(6,202,788)	(4,345,755)	(1,476,207)
Loss on early extinguishment of debt	(2,905,259)	—	—
Realized loss on derivatives	(213,181)	—	—
Unrealized gain (loss) on derivatives	(571,359)	1,279,176	(1,016,716)
Total other income and expenses	(9,892,587)	(3,066,579)	(2,492,923)
Net income	$1,831,871	$4,845,737	$1,164,417
Less: Net income attributable to Predecessor	4,530,219	4,845,737	1,164,417
Net loss attributable to partners	$(2,698,348)	$—	$—
Net loss per limited partners unit
Common units – basic and diluted	$(0.34)
Subordinated units – basic and diluted	$(0.34)
Weighted-average limited partner units outstanding
Common units – basic and diluted	4,702,665
Subordinated units – basic and diluted	3,135,109

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control.  See Notes 1 and 3 for additional information.

See accompanying notes to consolidated and combined financial statements.

Landmark Infrastructure Partners LP

Consolidated and Combined Statements of Partners’ Capital

	Landmark Infrastructure Partners LP(2)
	Common	Subordinated	General
	Unitholders	Unitholder	Partner	Landmark Infrastructure
	Public	Landmark	Landmark	Partners LP Predecessor(2)	Total Equity(2)
Balance as of December 31, 2011	$—	$—	$—	$33,738,723	$33,738,723
Cash Contributions	—	—	—	52,418,850	52,418,850
Contributions of real property interests	—	—	—	15,824,951	15,824,951
Distributions	—	—	—	(31,856,905)	(31,856,905)
Change in control	—	—	—	48,049,897	48,049,897
Net income	—	—	—	1,164,417	1,164,417
Balance as of December 31, 2012	$—	$—	$—	$119,339,933	$119,339,933
Cash Contributions	—	—	—	500,000	500,000
Contributions of real property interests	—	—	—	7,047,495	7,047,495
Distributions	—	—	—	(26,008,206)	(26,008,206)
Net income	—	—	—	4,845,737	4,845,737
Balance as of December 31, 2013	$—	$—	$—	$105,724,959	$105,724,959
Contributions of real property interests to predecessor	—	—	—	13,713,760	13,713,760
Distributions	—	—	—	(9,577,966)	(9,577,966)
Net income attributable to Predecessor	—	—	—	4,530,219	4,530,219
Contribution of assets by Landmark Infrastructure Partners LP Predecessor	93,222,079	(8,447,609)	—	(83,019,274)	1,755,196
Balance post reorganization(1)	$93,222,079	$(8,447,609)	$—	$31,371,698	$116,146,168
Proceeds from initial public offering, net of offering costs of $9,519,321	42,730,679	—	—	—	42,730,679
Proceeds from sale of subordinated units to Landmark	—	39,272,905	—	—	39,272,905
Distributions to Contributing Landmark Funds	(59,667,292)	—	—	—	(59,667,292)
Capital contribution to fund general and administrative expense reimbursement	—	—	12,349	—	12,349
Unit-based compensation	17,500	—	—	—	17,500
Net loss attributable to partners	(1,619,009)	(1,079,339)	—	—	(2,698,348)
Balance as of December 31, 2014	$74,683,957	$29,745,957	$12,349	$31,371,698	$135,813,961

(1)

Prior to the reorganization and closing of the IPO on November 19, 2014, amounts represent the combined and consolidated results of the Contributing Landmark Funds and Acquired Assets, our predecessor for accounting purposes. For time periods subsequent to the reorganization and IPO, these financial statements represent the results of Landmark Infrastructure Partners LP and its Acquisitions made under common control. See Note 1—Organization for further information.

(2)	Prior-period financial information has been retroactively adjusted for Acquisitions under common control. See Notes 1 and 3 for additional information.

See accompanying notes to consolidated and combined financial statements.

Landmark Infrastructure Partners LP

Consolidated and Combined Statements of Cash Flows

	Year Ended December 31,
	2014*	2013*	2012*
Operating activities
Net income	$1,831,871	$4,845,737	$1,164,417
Adjustments to reconcile net income to net cash provided by operating activities:
Unit-based compensation	17,500	—	—
Unrealized (gain) loss on derivatives	571,359	(1,279,176)	1,016,716
Loss on early extinguishment of debt	2,905,259	—	—
Amortization expense	4,452,068	3,791,440	1,452,015
Amortization of above- and below- market lease	(702,567)	(537,144)	(229,880)
Amortization of deferred loan costs	1,136,050	844,267	254,454
Receivables interest accretion	(51,899)	(68,977)	(49,978)
Impairments	258,834	1,005,478	183,271
Allowance for investments in receivables	4,465	25,304	—
Allowance for doubtful accounts	—	30	1,036
Changes in operating assets and liabilities:
Rent receivables, net	21,004	82,779	(217,699)
Accounts payable and accrued liabilities	666,747	159,860	785,804
Deferred rent receivables	(152,674)	(169,727)	(126,706)
Prepaid rent	266,750	822,136	869,402
Due to Landmark and affiliates	380,706	111,567	(1,167,876)
Other assets	(399,222)	—	—
Net cash provided by operating activities	11,206,251	9,633,574	3,934,976
Investing activities
Acquisition of land	—	(1,301,916)	(406,142)
Acquisition of real property interests	(6,298,077)	(27,209,853)	(53,853,178)
Acquisition of receivables	—	—	(9,961,371)
Repayment of receivables	751,735	702,368	267,373
Net cash used in investing activities	(5,546,342)	(27,809,401)	(63,953,318)
Financing activities
Proceeds from initial public offering, net of offering costs of $9,519,321	42,730,679	—	—
Proceeds from sale of subordinated units to Landmark	39,272,905	—	—
Proceeds from the revolving credit facility	75,000,000	—	—
Proceeds from secured debt facilities	10,535,609	47,620,571	67,301,683
Principal payments on the revolving credit facility	(1,000,000)	—	—
Principal payments on secured debt facilities	(95,108,775)	(641,530)	—
Deferred loan costs	(3,807,766)	(2,561,782)	(2,755,708)
Contributions from Contributing Landmark Funds members	—	500,000	52,418,850
Distributions to Contributing Landmark Funds members	(67,282,062)	(25,716,825)	(32,197,602)
Consideration paid to General Partner associated with Acquired Assets	(6,726,718)	(25,235,417)	340,697
Net cash provided by (used in) financing activities	(6,386,128)	(6,034,983)	85,107,920
Net increase (decrease) in cash and cash equivalents	(726,219)	(24,210,810)	25,089,578
Cash and cash equivalents at beginning of year	1,037,327	25,248,137	158,559
Cash and cash equivalents at end of year	$311,108	$1,037,327	$25,248,137

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control.  See Notes 1 and 3 for additional information.

See accompanying notes to consolidated and combined financial statements.

Landmark Infrastructure Partners LP

Notes to Consolidated and Combined Financial Statements

1. Organization

Landmark Infrastructure Partners, LP (the “Partnership”) was formed on July 28, 2014 by Landmark Dividend LLC (“Landmark” or “Sponsor”) as a master limited partnership organized in the state of Delaware. On November 19, 2014, the Partnership completed its initial public offering (the “IPO”) of 2,750,000 common units representing limited partner interest (including 100,000 common units issued pursuant to the partial exercise of the underwriters’ option to purchase additional common units). In addition, Landmark purchased from the Partnership an additional 2,066,995 subordinated units for cash at the IPO price of our common units.

On March 4, 2015, April 8, 2015, July 21, 2015, August 18, 2015 and September 21, 2015, the Partnership, completed its acquisition of 81,  73,  100,  193 and 65 tenant sites and related real property interests from the Sponsor and affiliates in exchange for total consideration of $25.2 million, $22.1 million, $35.7 million, $66.4 million and $20.3 million, respectively. These acquisitions described above are collectively referred to as the “Acquisitions,” and the acquired assets in the Acquisitions are collectively referred to as the “Acquired Assets.” The Acquisitions are deemed to be transactions between entities under common control, which, under applicable accounting guidelines, requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. See Note 3, Acquisitions for additional information.

References in this report to "Landmark Infrastructure Partners LP," the "partnership," "we," "our," "us," or like terms for time periods prior to our IPO, refer to our predecessor for accounting purposes (our “Predecessor”). The Partnership succeeded our Predecessor, which includes substantially all the assets and liabilities that were contributed to us in connection with our IPO by Landmark Dividend Growth Fund-A LLC (“Fund A”) and Landmark Dividend Growth Fund-D LLC (“Fund D” and together with Fund A, the “Contributing Landmark Funds”), two investment funds formerly managed by Landmark Dividend LLC (“Landmark”).  Our Predecessor includes the results of such assets during any period they were previously owned by Landmark or any of its affiliates. The operations of the Acquired Assets prior to the acquisition dates, are also included in the operations of our Predecessor.  For time periods subsequent to the IPO, references in this report to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms refer to Landmark Infrastructure Partners LP.

The Partnership was formed to own a portfolio of real property interests that are leased to companies in the wireless communication, outdoor advertising and renewable power generation industries. In addition, the Partnership also own certain interests in receivables associated with similar assets. Concurrently with the IPO, the Partnership completed its formation transactions, pursuant to which it acquired, through a series of transactions, substantially all of the assets and liabilities of the Contributing Landmark Funds. The formation transactions consisted of the following:

•

the contribution by Fund A and Fund D to us of substantially all of their assets and liabilities, including their obligations under their secured debt facilities, in exchange for, in the aggregate, 1,952,665 common units, 1,068,114 subordinated units and cash, all of which has been distributed to their respective members, including Landmark, as part of each fund’s liquidation;

•	the purchase by Landmark from us of an additional 2,066,995 subordinated units for cash at the initial public offering price of our common units;
•	our issuance of all the incentive distribution rights to our general partner, which also retained a non‑economic general partner interest in us;

•	our issuance of 2,750,000 common units to the public in the IPO, representing a 35.1% limited partner interest in us;
•

the assumption of the secured debt facilities from Fund A and Fund D, the amendment and restatement of such facilities as a new $190.0 million secured revolving credit facility, and the reduction in the outstanding principal amount in respect of such facilities from $94.2 million to $75.0 million;

•	our entry into an omnibus agreement with Landmark and each of the Remaining Landmark Funds; and
•

the adjustment to the basis of certain contributed assets and liabilities to Landmark’s basis, which reflects the change in control of Landmark which occurred in December 2012, as a result of accounting for the formation transactions as a reorganization of entities under common control pursuant to Accounting Standards Codification (“ASC”) 805, Business Combinations (ASC 805).

On December 21, 2012, (“Acquisition Date”) a change in control occurred due to the acquisition of a controlling interest of the Sponsor. The Sponsor applied provisions of ASC 805 to record the assets acquired and liabilities assumed at the Sponsor at fair value on the Acquisition Date. At the Acquisition Date, the Contributing Landmark Funds had a material unrelated non‑controlling equity interest that did not promote the acquisition of the controlling interest of the Sponsor. Accordingly, push down accounting was not applied to the Contributing Landmark Funds. Therefore, the historical cost basis of the assets and liabilities as of the Acquisition Date of the Sponsor are different from the historical cost basis of the Contributing Landmark Funds even though all entities are under common control. Since the Sponsor continues to control the Partnership subsequent to the transaction, in accordance with ASC 805, the IPO and formation transactions were treated as a reorganization of entities under common control. Accordingly, in connection with the formation transactions the purchase accounting associated with the December 2012 change in control of Landmark was pushed down to us for all periods presented, resulting in a higher cost basis in the assets than previously reflected in the historical financial statements of Contributing Landmark Funds as presented in the registration statement for the IPO.

Our operations are managed by the board of directors and executive officers of Landmark Infrastructure Partners GP LLC, our general partner. As of December 31, 2014, Landmark and its affiliates own (a) our general partner; (b) a 40% subordinated unit interest in us and; (c) all of the incentive distribution rights.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidated and Combined Financial Statements

For periods presented prior to the IPO, these consolidated and combined financial statements were derived from the Predecessor based on historical results of operations, cash flows, assets and liabilities. As the Acquisitions were deemed to be transactions between entities under common control, the assets and liabilities were transferred at the historical cost of Landmark, with prior periods retroactively adjusted to furnish comparative information. The accompanying financial statements and related notes have been retroactively adjusted to include the historical results and financial position of the Acquired Assets prior to the acquisition dates during the periods the assets were under common control. All financial information presented for the periods after the IPO represent the consolidated results of operations, financial position and cash flows of the Partnership with retroactive adjustments of the combined results of operations, financial position and cash flows of the Acquired Assets during the periods the assets were under common control.  All intercompany transactions and account balances have been eliminated. The consolidated and combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All references to tenant sites are unaudited.

The consolidated and combined balance sheets of the Predecessor include Sponsor assets and liabilities that are specifically identifiable or otherwise attributable to the real property interests prior to the period they were owned by the Contributing Landmark Funds. The consolidated and combined statements of income reflect all revenue and expenses associated with the real property interests for the period prior to the period they were owned by the Contributing Landmark Funds or the Partnership. Additionally, to the extent certain real property interests within the Contributing Landmark Funds and Fund E (as defined in note 3 below) were owned by Landmark, or its affiliates, prior to the Contributing Landmark Funds and Fund E owned such real property interest, an allocation of management fees at the same rate that Landmark charges the Contributing Landmark Funds and Fund E for administrative services is reflected in the consolidated and combined financial statements. See further discussion in Note 14, Related‑Party Transactions. Management believes that the assumptions and estimates used in the preparation of the underlying consolidated and combined financial statements are reasonable. However, the consolidated and combined financial statements herein do not necessarily reflect what the Partnership’s financial position, results of operations or cash flows would have been if the Partnership had been a stand‑alone entity during the periods presented. As a result, historical financial information is not necessarily indicative of the Partnership’s future results of operations, financial position or cash flows.

Use of Estimates

The preparation of the consolidated and combined financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Purchase Accounting for Acquisitions

The Partnership applies the business combination method to all acquired investments of real property interests for transactions that meet the definition of a business combination. The purchase consideration of the real property interests is allocated to the acquired tangible asset, such as land, and the identified intangible assets and liabilities, consisting of the value of perpetual and limited life easements, above‑market and below‑market leases and in‑place leases, based in each case on their fair values. The fair value of the assets acquired and liabilities assumed is typically determined by using Level III valuation methods. The most sensitive assumption is the discount rate used to discount the estimated cash flows from the real estate rights.  For purposes of the computation of fair value assigned to the various tangible and intangible assets, the Company assigned discount rates ranging between 6% and 20%. When determining the fair value of intangible assets acquired, the Partnership estimates the applicable discount rate and the timing and amount of future cash flows. The determination of the final purchase price allocation and the acquisition‑date fair value of identifiable assets acquired and liabilities assumed may extend over more than one period, but no later than 12 months from the acquisition date and result in adjustments to the preliminary estimates recognized in the prior period financial statements. Transaction costs related to the acquisition of a business, including investments in real property interests, are expensed as incurred.

Factors considered in estimating the fair value of tangible and intangible assets acquired include information obtained about each asset as a result of Landmark’s pre‑acquisition due diligence and its marketing and leasing activities. In order to calculate the estimated in‑place lease value, we employed the income approach in accordance with ASC 805 by multiplying the anticipated market absorption period by the market rent at the time of acquisition for each in‑place lease agreement. Based on our experience in the industry, we have determined a range of lease execution timelines to be between one and six months. For the in‑place lease valuation, we consider a lease‑up period of four months to be representative of the market.

We estimated the fair value of real property interests using the income approach, by capitalizing the market rent at the time of acquisition at a market capitalization rate. The market capitalization rate was estimated by deducting an inflation rate of 3% from the market discount rate for each asset. The discount rates used ranged from 6% to 20%. The value of tenant relationships has not been separated from in‑place tenant lease value for the real estate acquired as such value and its consequence to amortization expense is materially consistent with the in‑place tenant lease value for these particular acquisitions. Should future acquisitions of real property interests result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in‑place leases and customer relationship is amortized to expense over the estimated period the tenant is expected to be leasing the site under the existing terms which typically range from 2 to 20 years. If a tenant lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be impaired.

The discount rate associated with each asset varies based on the location of an asset (including demographics and zoning restrictions), and other asset specific characteristics. Market rent for each asset is determined based on location of each asset, asset type, zoning restrictions, ground space necessary for the tenant’s equipment, remaining site capacity, visibility (specifically for billboards), and nearby sites.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired asset, above‑market, below‑market and in‑place lease values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in‑place leases and (ii) management’s estimate of fair market lease rates for the corresponding in‑place leases measured over the estimated period the tenant is expected to be leasing the site under the above or below‑market terms. The capitalized above‑market and below‑market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site. All tenant leases obtained by the Partnership through its acquisition of real property interests are generally cancellable, upon 30 to 180 days’ notice by the tenants, with no significant penalty. With respect to below‑market leases, consideration is given to any below‑market renewal periods. However, for wireless communication assets, we estimated the above/below‑market lease value over an analysis period of the earlier of the lease expiration or 10 years based on estimated useful life of the underlying equipment and assets. For outdoor advertising assets, we estimated the above‑ or below‑market lease value over an analysis period of the earlier of the lease expiration or 20 years, based on a longer estimated useful life of 20 years for billboards.

Real Property Interests

Real property interests consist of easements and lease assignments underlying wireless communication, outdoor advertising and renewable power generation infrastructure. The real property interests are typically held as easements to use land, or roof tops, both of which allow us to use the asset for a specific purpose. Real property interests are intangibles that are recorded at cost. Amortization is computed using the straight‑line method over the estimated useful lives of the real property interests, which is estimated as the shorter of the revenue generating period of the asset or the term of the real estate rights which range from 19 to 99 years. Real property interests with a perpetual term are not amortized but evaluated periodically for impairment.

The Partnership assesses whether there has been an impairment in the value of long‑lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future estimated net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets based upon what a market participant would be willing to pay for the real estate interest. The estimated fair value of the asset group identified for step two testing is based on either Level 3 inputs utilizing the income approach with a market discount rate and estimated cash flows, or Level 2 inputs based upon the sales comparison approach to a similar asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell utilizing the Level 3 and Level 2 inputs discussed below.

Fair Value of Financial Instruments

The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable input be used when available. Observable inputs are inputs that the market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the Partnership’s assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is measured in three levels based on the reliability of inputs:

Level 1 – unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 – quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which significant inputs and significant value drivers are observable in active markets; and,

Level 3 – prices or valuations derived from other valuation methodologies where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable, including pricing models, discounted cash flow models and similar techniques.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash and cash equivalents. The Partnership monitors the cash balances in their operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Partnership has experienced no loss or lack of access to cash in the operating accounts.

Accounting for Derivative Financial Instruments and Hedging Activities

The Partnership utilize interest rate swap contracts to manage interest costs and risks associated with changing interest rates. These derivative financial instruments are carried at fair value on the consolidated and combined balance sheets, with the change in such fair value being recorded through earnings as an unrealized gain or loss in the consolidated and combined statements of income.

Investments in Receivables, Net

The Partnership acquired streams of future cash flows associated with real property interests. The Partnership has no significant rights or obligations associated with the cash flows other than in certain arrangements, to pass a portion of the cash flows received to the owner of the respective lease. The future cash flow streams are recorded at their net present value based on the estimated net cash flows to be received by the Partnership using the implied discount rate in the acquisition.

Receivables are classified as held‑for‑investment based on management’s intent and ability to hold the receivables for the foreseeable future or to maturity. Receivables held‑for‑investment are carried at amortized cost and are reduced by a valuation allowance for estimated credit losses as necessary. Interest on receivables is accreted to income over the life of the receivables using the interest method. The interest method is applied on an individual receivable basis when collectability of the future payments, when due in accordance with the contractual terms of the arrangement, is reasonably assured. Receivables are transferred from held‑for‑investment to held‑for‑sale when management no longer intends to hold the receivables for the foreseeable future. Receivables held‑for‑sale are recorded at the lower of cost or fair value.

Receivables are placed on non‑accrual status when management determines that the collectability of contractual amounts is not reasonably assured. While on non‑accrual status, receivables are either accounted for on a cash basis, in which income is recognized only upon receipt of cash, or on a cost‑recovery basis, where cash receipts reduce the carrying value of the receivable, based on management’s expectation of future collectability.

Allowances are established for receivables based upon an estimate of probable losses on an individual receivable by receivable basis if they are determined to be impaired. Receivables are impaired when it is deemed probable that the Partnership will be unable to collect all amounts when due in accordance with the contractual terms of the loan. An allowance is based upon the Partnership’s assessment of the borrower’s overall financial condition, economic resources, payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the net realizable value of any collateral. These estimates consider all available evidence including the expected future cash flows discounted at the receivable’s effective interest rate, fair value of collateral, general economic conditions and trends, historical and industry loss experience and other relevant factors, as appropriate.

On a regular basis the Partnership assesses investments in receivables for impairment. Internally generated cash flow projections are used to determine if the receivables are expected to be repaid in accordance with the terms of the related agreements. If it is probable that a receivable will not be repaid in accordance with the related agreement, the General Partner considers the receivable impaired. To measure impairment, the General Partner calculates the present value of expected future cash flows discounted at the original effective interest rate. If the present value is less than the carrying value of the receivable, a specific impairment reserve is recorded for the difference. For the years ended December 31, 2014 and 2013, the Partnership recorded allowance on investments in receivables of $4,465 and $25,304.

Deferred Loan Costs

Costs incurred in obtaining the secured debt facilities are capitalized as deferred loan costs and are included in deferred loan costs, net in the combined balance sheet. The deferred loan costs are amortized to interest expense over the life of the related loan. When facilities are amended and restated, any unamortized deferred loan costs, as well as charges incurred for the termination, are recorded to interest expense in the period of the amendment and restatement.

Revenue Recognition

The Partnership recognizes rental income under operating leases, including rental abatements, lease incentives and contractual fixed increases, if any, from tenants under lease arrangements with minimum fixed and determinable increases on a straight‑line basis over the non‑cancellable term of the related leases when collectability is reasonably assured. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are recorded as deferred rent assets. The excess of rent payments collected over amounts recognized contractually due pursuant to the underlying lease are recorded as prepaid rents.

For the years ended December 31, 2014, 2013, and 2012, leases obtained by the Partnership through its acquisition and ownership of real property interests were generally cancelable upon 30‑180 days’ notice by the tenants with no significant penalty. The Partnership evaluates whether the lease arrangements economically compel the tenant to not cancel the lease in determining the term of the lease by considering various factors such as cancellation rights, availability of alternative sites, and historical cancellation rates. For cancellable leases where the tenant is not economically compelled to continue the lease, the term of the lease is considered to be the non‑cancellable period with rental abatements and contractual fixed rate increases recorded in the period the amounts become due and payable.

•

Wireless Communication – As a result of various factors, including the cancellation rights, ability to find alternative sites, credit risk, and historical cancellation and lease amendment rates, the lease term is generally considered to be the non‑cancellable term of the lease of 30 to 180 days. For these leases rental abatements and contractual fixed increases are recorded in the period the amounts become due and payable.

•	Outdoor Advertising – The lease term is generally considered to be the non‑cancellable term of the remaining portion of the existing term of the lease.

The capitalized above‑market and below‑market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site.

Certain leases provide for the greater of a minimum rent or a percentage of the revenue generated by the tenant (“Contingent Rent”). Contingent rent is recognized when measurable and all possible contingencies have been eliminated. During the years ended December 31, 2014, 2013, and 2012, the Partnership recognized $54,714,  $40,777 and $8,349 of Contingent Rent, respectively.

Rents Receivable, net

Rents receivables consists of tenant receivables arising in the normal course of business. Tenant receivables are uncollateralized customer obligations requiring payment within various time frames not to exceed one year from the invoice date. Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowances for doubtful accounts. The amounts due from tenants are periodically reviewed and an allowance for doubtful accounts is maintained for estimated losses resulting from the inability of tenants to make required payments under lease agreements. Judgment is exercised in establishing these allowances with the payment history and the current credit status of tenants considered in developing these estimates. At December 31, 2014 and 2013, the allowance for doubtful accounts was $0 and $1,066, respectively.

Income Taxes

The Partnership is generally not subject to federal, state or local income taxes, except for our wholly owned subsidiary Landmark Infrastructure Asset OpCo LLC. Our wholly owned subsidiary Landmark Infrastructure Asset OpCo LLC conducts certain activities that may not generate qualifying income and will be treated as a corporation for U.S. federal income tax purposes.  Each limited partner is responsible for the tax liability, if any, related to its proportionate share of the Partnerships’ taxable income or loss. The Partnership follows the requirements of ASC Topic 740, Income Taxes (“ASC 740”), relating to uncertain tax positions. Based on its evaluation under ASC 740, the Partnership has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated and combined financial statements, nor has the Partnership been assessed interest or penalties by any major tax jurisdictions. If an uncertain income tax position were to be identified, the Partnership would account for such in accordance with ASC Topic 450, Contingencies.

Risk Management

The Partnership is subject to risks incidental to the ownership and investment in real property interests. These risks and uncertainties include the competitive environment in which the Partnership operates – local, regional, and national economic conditions, including consumer confidence, employment rates, and the availability of capital; uncertainties and fluctuations in capital and securities markets; the cyclical and competitive nature of the real estate industry; changes in tax laws and their interpretation; legal proceedings; effect of restrictive covenants in the loan agreements; and the effects of governmental regulation.

In the normal course of business, the Partnership encounters economic risk, including interest rate risk, credit risk, and market risk. Interest rate risk is the result of movements in the underlying variable component of financing rates. Credit risk is the risk of default on the Partnership’s real property interests and investment in receivables that results from an underlying tenant/borrower’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the valuation of real property interests and investments in receivables held by the Partnership.

Concentration of Credit Risk

The Partnership’s credit risk relates primarily to rent receivables, investments in receivables, cash and interest rate swap agreements. Cash accounts at each U.S. institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Partnership has not experienced any losses to date on invested cash.

Credit risk associated with interest rate swap agreements arises from the potential failure of counterparties to perform in accordance with the terms of their contracts. The Partnership’s risk management policies define parameters of acceptable market risk and limit exposure to credit risk. Credit exposure resulting from derivative financial instruments is represented by their fair value amounts, increased by an estimate of potential adverse position exposure arising from changes over time in interest rates, maturities, and other relevant factors. The Partnership does not anticipate nonperformance by any of its counterparties.

The Partnership’s real property interests are located throughout the United States. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory, and social factors affecting the communities in which the tenants operate. In certain instances the Partnership’s position in the real property interest may be subordinate to a mortgage lender on the real property.

Business Segments

The FASB accounting guidance with regard to disclosures about segments of an enterprise and related information establishes standards for the manner in which public business enterprises report information about operating segments. The Partnership has three reportable segments, wireless communication, outdoor advertising, and renewable power generation, as of December 31, 2014 and two reportable segments, wireless communication and outdoor advertising, as of December 31, 2013 and 2012.

Recently Issued Accounting Standards

Changes to GAAP are established by the FASB in the form of ASUs to the FASB’s Accounting Standard Codification. The Partnership considers the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to not have any material impact on its combined financial position and results of operations because either the ASU is not applicable or the impact is expected to be immaterial.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement Period Adjustments (“ASU 2015-16”). In a business combination, ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer is required to disclose, by financial statement line item, the nature and amount for the adjustments and the current period income statement impact related to prior periods. The amendments in this ASU are effective for fiscal years beginning December 15, 2016 and interim periods beginning after December 15, 2017. Early adoption is permitted. The Partnership has early adopted ASU No. 2015-16.

In April 2015, the FASB issued ASU 2015-06, Earnings Per Share (Topic - 260)—Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (“ASU 2015-06”). ASU 2015-06 provides guidance on the presentation of historical earnings per unit for master limited partnerships that apply the two-class method of calculating earnings per unit. When a general partner transfers or “drops-down” net assets to a master limited partnership and the transaction is accounted for as a transaction between entities under common control, the statements of operations of the master limited partnership are adjusted retroactively to reflect the transaction as if it occurred on the earliest date during which the entities were under common control. ASU 2015-06 specifies that the historical income

(losses) of a transferred business before the date of a drop-down transaction should be allocated entirely to the general partner and the previously reported earnings per unit of the limited partners should not change as a result of the drop-down transaction. The amendments in this update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, and are required to be applied retroactively for all financial statements presented. Early adoption is permitted. Although we believe we are currently in compliance with this ASU, we will continue to evaluate the impact of the adoption of the ASU on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 provides additional guidance to ASU 2015-03, which did not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. ASU 2015-15 noted that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Partnership is currently in the process of evaluating the impact of adoption of these standards on our consolidated balance sheets and footnote disclosures.

In February 2015, the FASB issued amendments to accounting for consolidation of certain legal entities (“ASU No. 2015-02”). ASU No. 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements in the primary beneficiary determination.  ASU 2015-02 is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Partnership does not expect the adoption of ASU No. 2015-02 to have a material impact on its financial statements.

In January 2015, the FASB issued final guidance on its initiative of simplifying income statement presentation by the eliminating the concept of extraordinary items (“ASU No. 2015-01”). Under the guidance an entity will no longer be able to segregate an extraordinary item from the results of operations, separately present an extraordinary item on the income statement, or disclose income taxes or earnings-per-share data applicable to an extraordinary item.  The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Partnership does not expect the adoption of ASU No. 2015-01 to have a material impact on its financial statements.

In June 2014, the FASB issued their final standard to amend the accounting guidance for stock compensation tied to performance targets (“ASU No. 2014-12”). The issue is the result of a consensus of the FASB Emerging Issues Task Force (Issue No. 13-D). The standard requires that a performance target that could be achieved after the requisite service period be treated as a performance condition, and as a result, this type of performance condition may delay expense recognition until achievement of the performance target is probable. The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Partnership does not expect the adoption of ASU No. 2014-12 to have a material impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014‑09”). ASU No. 2014‑09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU No. 2014‑09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry‑specific guidance throughout the Industry Topics of the Codification. ASU No. 2014‑09 does not apply to lease contracts within the scope of Leases (Topic 840). For a public entity ASU No. 2014‑09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Partnership does not expect the adoption of ASU No. 2014‑09 to have an impact on its financial statements.

The Partnership has adopted ASU No. 2014‑08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which requires only disposals representing a strategic shift in operations (i.e., a disposal of a major geographic area, a major line of business, or a major equity method investment) to be presented as discontinued operations. The standard also requires expanded disclosures about discontinued operations and is intended to provide financial statement users with information about the ongoing trends in a company’s results from continuing operations. ASU No. 2014‑08 is effective in the first quarter of 2015 for public entities with calendar year ends. However, companies are permitted to early adopt the standard, beginning in the first quarter of 2014, but only for disposals or classifications as held for sale that have not been reported in financial statements previously issued or available for issuance. The predecessor early adopted this standard in the first quarter of 2014 and the adoption did not have a material effect on our financial condition, results of operations, or disclosures.

3. Acquisitions

On March 4, 2015, Landmark Infrastructure Operating Company LLC (“OpCo”), a wholly-owned subsidiary of the Partnership, completed its acquisition of 81 tenant sites and related real property interests, consisting of 41 wireless communication, 39 outdoor advertising and one renewable power generation sites, from Landmark Infrastructure Holding Company LLC (“HoldCo”), a wholly-owned subsidiary of Landmark, in exchange for cash consideration of $25.2 million (the “First Quarter Acquisition”). The purchase price was funded with $24.0 million of borrowings under the Partnership’s existing credit facility and available cash.

On April 8, 2015, OpCo completed an acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication and 28 outdoor advertising sites, from HoldCo in exchange for cash consideration of $22.1 million (the “Second Quarter Acquisition”). The purchase price was funded with $21.5 million of borrowings under the Partnership’s existing credit facility and available cash.

On July 21, 2015, Opco completed an acquisition of 100 tenant sites and related real property interests, consisting of 81 wireless communication, 16 outdoor advertising and 3 renewable power generation sites, from HoldCo, in exchange for cash consideration of $35.7 million. The purchase price was funded with $35.5 million of borrowings under the Partnership’s existing credit facility and available cash.

On August 18, 2015, Opco completed an acquisition of an entity owning 193 tenant sites and related real property interests, consisting of 135 wireless communication, 57 outdoor advertising and one renewable power generation sites, from Landmark Dividend Growth Fund-E LLC (“Fund E”), an affiliate of Landmark, in exchange for (i) 1,998,852 common units representing limited partner interests in the Partnership, valued at approximately $31.5 million, which was subsequently distributed to Fund E’s respective members, including 171,737 common units to Landmark, as part of the fund’s liquidation, and (ii) cash consideration of approximately $34.9 million, of which $29.2 million was used to repay Fund E’s secured indebtedness and was funded with borrowings under the Partnership’s revolving credit facility.

On September 21, 2015, Opco completed an acquisition of 65 tenant sites and related real property interests, consisting of 50 wireless communication, 13 outdoor advertising and 2 renewable power generation sites, from HoldCo, in exchange for cash consideration of $20.3 million. The purchase price was funded with $20.0 million of borrowings under the Partnership’s existing credit facility and available cash. The July 21, 2015, August 18, 2015 and September 21, 2015 acquisitions described in this Note 3 are collectively referred to as the “Third Quarter Acquisitions.”

All the acquisitions described above in this Note 3 are collectively referred to as the “Acquisitions,” and the acquired assets in the Acquisitions are collectively referred to as the “Acquired Assets.”

The assets acquired and liabilities assumed are recorded at the historical cost of Landmark, as the Acquisitions from Landmark are deemed to be transactions between entities under common control with the statements of operations of the Partnership adjusted retroactively as if the Acquisitions occurred on the earliest date during which the Acquired Assets were under common control. Our historical financial statements have been retroactively adjusted to reflect the results of operations, financial position, and cash flows of the Acquired Assets as if we owned the Acquired Assets as of the date acquired by Landmark for all periods presented. The tables below present our results of operations, financial position and cash flows reflecting the effect of the Acquisitions on pre-acquisition periods.

The Landmark Infrastructure Partners LP (As Previously Reported February 26, 2015) column refers to periods previously filed within the Partnership’s Form 10-K as filed on February 26, 2015. The Pre-acquisition results of the First Quarter Acquisition include the retroactive adjustments to reflect the results of operations, financial position, and cash flows of the First Quarter Acquisition prior to the acquisition date for the periods under common control. The Landmark Infrastructure Partners LP (As Previously Reported May 11, 2015) column refers to the previously retroactively adjusted results of operations, financial position, and cash flows in Exhibit 99.3, Audited Consolidated and Combined Financial Statements of Landmark Infrastructure Partners LP included in Form 8-K, filed on May 11, 2015. The Pre-acquisition results of the Second and Third Quarter Acquisitions include the retroactive adjustments to reflect the results of operations, financial position, and cash flows of the Second and Third Quarter Acquisitions prior to the acquisition dates for the periods under common control.

Statement of operations for the year ended December 31, 2014:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Revenue
Rental revenue	$13,489,430	$211,057	$13,700,487	$3,750,402	$17,450,889
Interest income on receivables	709,030	—	709,030	—	709,030
Total revenue	14,198,460	211,057	14,409,517	3,750,402	18,159,919
Expenses
Management fees to affiliate	362,495	—	362,495	136,834	499,329
Property operating	24,720	—	24,720	—	24,720
General and administrative	816,798	—	816,798	3,724	820,522
Acquisition-related	37,883	109,267	147,150	232,838	379,988
Amortization	3,497,552	59,359	3,556,911	895,157	4,452,068
Impairments	258,834	—	258,834	—	258,834
Total expenses	4,998,282	168,626	5,166,908	1,268,553	6,435,461
Other income and expenses
Interest expense	(4,984,054)	—	(4,984,054)	(1,218,734)	(6,202,788)
Loss on early extinguishment of debt	(2,905,259)	—	(2,905,259)	—	(2,905,259)
Realized loss on derivatives	(213,181)	—	(213,181)	—	(213,181)
Unrealized loss on derivatives	(552,268)	—	(552,268)	(19,091)	(571,359)
Other income and expenses	(8,654,762)	—	(8,654,762)	(1,237,825)	(9,892,587)
Net income	$545,416	$42,431	$587,847	$1,244,024	$1,831,871
Less: Net income attributable to Predecessor	3,243,764	42,431	3,286,195	1,244,024	4,530,219
Net loss attributable to partners	$(2,698,348)	$—	$(2,698,348)	$—	$(2,698,348)

Statement of operations for the year ended December 31, 2013:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Revenue
Rental revenue	$11,870,153	$31,223	$11,901,376	$2,110,733	$14,012,109
Interest income on receivables	742,185	—	742,185	—	742,185
Total revenue	12,612,338	31,223	12,643,561	2,110,733	14,754,294
Expenses
Management fees to affiliate	370,625	—	370,625	79,837	450,462
Property operating	6,454	—	6,454	—	6,454
General and administrative	722,028	—	722,028	573	722,601
Acquisition-related	318,600	—	318,600	546,943	865,543
Amortization	3,227,303	2,074	3,229,377	562,063	3,791,440
Impairments	1,005,478	—	1,005,478	—	1,005,478
Total expenses	5,650,488	2,074	5,652,562	1,189,416	6,841,978
Other income and expenses
Interest expense	(3,840,359)	—	(3,840,359)	(505,396)	(4,345,755)
Unrealized gain on derivatives	1,279,176	—	1,279,176	—	1,279,176
Other income and expenses	(2,561,183)	—	(2,561,183)	(505,396)	(3,066,579)
Net income	$4,400,667	$29,149	$4,429,816	$415,921	$4,845,737

Statement of operations for the year ended December 31, 2012:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Revenue
Rental revenue	$6,425,215	$2,799	$6,428,014	$55,801	$6,483,815
Interest income on receivables	356,348	—	356,348	—	356,348
Total revenue	6,781,563	2,799	6,784,362	55,801	6,840,163
Expenses
Management fees to affiliate	209,091	—	209,091	2,238	211,329
Property operating	26,267	—	26,267	—	26,267
General and administrative	191,293	—	191,293	—	191,293
Acquisition-related	727,158	—	727,158	391,490	1,118,648
Amortization	1,434,299	1,556	1,435,855	16,160	1,452,015
Impairments	183,271	—	183,271	—	183,271
Total expenses	2,771,379	1,556	2,772,935	409,888	3,182,823
Other income and expenses
Interest expense	(1,476,207)	—	(1,476,207)	—	(1,476,207)
Unrealized loss on derivatives	(1,016,716)	—	(1,016,716)	—	(1,016,716)
Other income and expenses	(2,492,923)	—	(2,492,923)	—	(2,492,923)
Net income (loss)	$1,517,261	$1,243	$1,518,504	$(354,087)	$1,164,417

Balance Sheet as of December 31, 2014:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Assets
Land	$1,895,117	$2,934,456	$4,829,573	$1,094,721	$5,924,294
Real property interests	173,009,873	10,368,607	183,378,480	48,182,874	231,561,354
Total land and real property interests	174,904,990	13,303,063	188,208,053	49,277,595	237,485,648
Accumulated amortization of real property interest	(5,831,342)	(41,857)	(5,873,199)	(1,262,477)	(7,135,676)
Land and net real property interests	169,073,648	13,261,206	182,334,854	48,015,118	230,349,972
Investments in receivables, net	8,665,274	—	8,665,274	—	8,665,274
Cash and cash equivalents	311,108	—	311,108	—	311,108
Rent receivables, net	80,711	—	80,711	43,056	123,767
Due from Landmark and affiliates	659,722	—	659,722	—	659,722
Deferred loan cost, net	2,838,879	—	2,838,879	1,146,348	3,985,227
Deferred rent receivable	279,324	6,466	285,790	58,372	344,162
Other intangible assets, net	3,783,653	893,846	4,677,499	1,423,549	6,101,048
Other assets	399,222	—	399,222	—	399,222
Total assets	$186,091,541	$14,161,518	$200,253,059	$50,686,443	$250,939,502
Liabilities and equity
Revolving credit facility	$74,000,000	$—	$74,000,000	$—	$74,000,000
Secured debt facilities	—		—	29,707,558	29,707,558
Accounts payable and accrued liabilities	141,508	—	141,508	—	141,508
Other intangible liabilities, net	5,685,590	1,643,151	7,328,741	1,609,293	8,938,034
Prepaid rent	1,532,372	—	1,532,372	497,170	2,029,542
Derivative liabilities	289,808	—	289,808	19,091	308,899
Total liabilities	81,649,278	1,643,151	83,292,429	31,833,112	115,125,541

Equity	104,442,263	12,518,367	116,960,630	18,853,331	135,813,961
Total liabilities and equity	$186,091,541	$14,161,518	$200,253,059	$50,686,443	$250,939,502

Balance Sheet as of December 31, 2013:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Assets
Land	$1,895,117	$—	$1,895,117	$704,628	$2,599,745
Real property interests	167,797,881	1,002,908	168,800,789	41,908,575	210,709,364
Total land and real property interests	169,692,998	1,002,908	170,695,906	42,613,203	213,309,109
Accumulated amortization of real property interest	(2,844,900)	(3,140)	(2,848,040)	(499,789)	(3,347,829)
Land and net real property interests	166,848,098	999,768	167,847,866	42,113,414	209,961,280
Investments in receivables, net	9,085,281	—	9,085,281	—	9,085,281
Cash and cash equivalents	1,037,327	—	1,037,327	—	1,037,327
Rent receivables, net	112,115	—	112,115	32,656	144,771
Due from Landmark and affiliates	648,701	—	648,701	—	648,701
Deferred loan cost, net	3,240,779	—	3,240,779	977,991	4,218,770
Deferred rent receivable	173,812		173,812	17,676	191,488
Derivative assets	455,561	—	455,561	—	455,561
Other intangible assets, net	4,336,699	34,717	4,371,416	1,239,689	5,611,105
Total assets	$185,938,373	$1,034,485	$186,972,858	$44,381,426	$231,354,284
Liabilities and equity
Secured debt facilities	$89,336,688	$—	$89,336,688	$24,944,036	$114,280,724
Accounts payable and accrued liabilities	945,664	—	945,664	—	945,664
Due to Landmark and affiliates	583,689	—	583,689	—	583,689
Other intangible liabilities, net	6,192,391		6,192,391	1,670,964	7,863,355
Prepaid rent	1,346,060	—	1,346,060	416,732	1,762,792
Derivative liabilities	193,101	—	193,101	—	193,101
Total liabilities	98,597,593	—	98,597,593	27,031,732	125,629,325
Commitments and contingencies
Equity	87,340,780	1,034,485	88,375,265	17,349,694	105,724,959
Total liabilities and equity	$185,938,373	$1,034,485	$186,972,858	$44,381,426	$231,354,284

Summarized cash flows for the year ended December 31, 2014:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Net cash provided by operating activities	$8,802,966	$106,967	$8,909,933	$2,296,318	$11,206,251
Net cash used in investing activities	(5,546,342)	—	(5,546,342)	—	(5,546,342)
Net cash used in financing activities	(3,982,843)	(106,967)	(4,089,810)	(2,296,318)	(6,386,128)

Summarized cash flows for the year ended December 31, 2013:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Net cash provided by operating activities	$8,271,287	$31,223	$8,302,510	$1,331,064	$9,633,574
Net cash used in investing activities	(27,809,401)	—	(27,809,401)	—	(27,809,401)
Net cash used in financing activities	(4,672,696)	(31,223)	(4,703,919)	(1,331,064)	(6,034,983)

Summarized cash flows for the year ended December 31, 2012:

	Landmark		Landmark
	Infrastructure		Infrastructure	Pre-Acquisition	Landmark
	Partners LP	Pre-Acquisition	Partners LP	results of the	Infrastructure
	(As Previously	results of the	(As Previously	Second and	Partners LP
	Reported	First Quarter	Reported	Third Quarter	(As Currently
	February 26, 2015)	Acquisition	May 11, 2015)	Acquisitions	Reported)
Net cash provided by operating activities	$4,275,673	$2,799	$4,278,472	$(343,496)	$3,934,976
Net cash used in investing activities	(63,953,318)	—	(63,953,318)	—	(63,953,318)
Net cash provided by (used in) financing activities	84,767,223	(2,799)	84,764,424	343,496	85,107,920

4. Real Property Interests

The following summarizes the Partnership’s real property interests:

	December 31,
	2014*	2013*
Land	$5,924,294	$2,599,745
Real property interests – perpetual	56,831,204	54,343,309
Real property interests – non-perpetual	174,730,150	156,366,055
Total land and real property interests	237,485,648	213,309,109
Accumulated amortization	(7,135,676)	(3,347,829)
Land and net real property interests	$230,349,972	$209,961,280

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control.  See Notes 1 and 3 for additional information.

The Partnership completed the acquisitions as described in Notes 1 and 3. The Partnership paid total consideration of $169.7 million. The acquisitions are deemed to be transactions between entities under common control, which requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. The differences totaling $44.1 million between the total consideration of $169.7 million and the historical cost basis of $125.6 million were allocated to the General Partner.

The following table summarizes the preliminary allocations for the September 2015 acquisition and final allocations for the remaining acquisitions of estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

		Investments in real	In-place lease	Above-market	Below-market	Total purchase
Year	Land	property interests	intangibles	lease intangibles	lease intangibles	price
2014(1)	$—	$5,482,055	$152,067	$—	$(249,612)	$5,384,510
2013(1)	1,301,916	29,419,297	1,033,601	48,845	(1,497,400)	30,306,259

Acquired Assets 2014(2)	2,007,926	16,380,384	515,704	597,279	(990,423)	18,510,870
Acquired Assets 2013(2)	704,628	29,821,685	884,413	168,033	(1,158,965)	30,419,794

(1)	Acquisitions as included within the Contributing Landmark Funds.
(2)	Represents prior-period financial information retroactively adjusted for Acquisitions made under common control. See Notes 1 and 3 for additional information.

The following unaudited pro forma consolidated results of operations assume that the Acquisitions were completed as of January 1, 2013. These unaudited pro forma results have been prepared for comparative purposes only.

	Year Ended December 31,
	2014	2013
Revenue	$24,303,035	$22,415,059
Net income	4,190,737	7,701,418
Net income per limited partner unit:
Common units – basic and diluted	$0.12	n/a
Subordinated units – basic and diluted	0.12	n/a

Future estimated aggregate amortization of real property interests for each of the five succeeding fiscal years and thereafter as of December 31, 2014, are as follows:

2015	$4,002,555
2016	4,002,555
2017	4,002,555
2018	3,999,962
2019	3,997,769
Thereafter	147,589,078
Total	$167,594,474

The weighted average remaining amortization period for non‑perpetual real property interests is 50 and 51 years at December 31, 2014 and 2013, respectively.

5. Other Intangible Assets and Liabilities

The following summarizes our identifiable intangible assets, including above/below‑market lease intangibles:

	December 31,
	2014*	2013*
Acquired in-place lease
Gross amount	$6,190,877	$5,550,920
Accumulated amortization	(1,180,347)	(545,226)
Net amount	$5,010,530	$5,005,694
Acquired above-market leases
Gross amount	$1,635,869	$893,053
Accumulated amortization	(545,351)	(287,642)
Net amount	$1,090,518	$605,411
Total Other Intangible Assets, net	$6,101,048	$5,611,105
Acquired below-market leases
Gross amount	$(10,738,683)	$(8,703,727)
Accumulated amortization	1,800,649	840,372
Total Other Intangible Liabilities, net	$(8,938,034)	$(7,863,355)

*Prior-period financial information has been retroactively adjusted for Acquisitions made under common control. See Notes 1 and 3 for additional information.

We recorded net amortization of above and below‑market lease intangibles of $702,567,  $537,144 and $229,880 as an increase to rental revenue for the years ended December 31, 2014, 2013, and 2012, respectively. We recorded amortization of in‑place lease intangibles of $640,628,  $521,165, and $289,762 as amortization expense for the years ended December 31, 2014, 2013, and 2012, respectively.

Future aggregate amortization of intangibles for each of the five succeeding fiscal years and thereafter as of December 31, 2014 follows:

	Acquired	Acquired	Acquired
	in-place	above-market	below-market
	leases	leases	leases
2015	$644,469	$254,616	$(1,067,990)
2016	622,764	191,974	(1,050,477)
2017	599,840	125,529	(1,029,837)
2018	572,787	76,169	(1,023,885)
2019	557,927	65,006	(1,005,631)
Thereafter	2,012,743	377,224	(3,760,214)
Total	$5,010,530	$1,090,518	$(8,938,034)

6. Future Minimum Rents

At December 31, 2014, future minimum receipts from tenants on leases with non‑cancellable terms, including cancellable leases where the tenant is economically compelled to extend the lease term, for each of the next five years and thereafter are as follows:

2015	$2,415,603
2016	2,801,931
2017	2,797,169
2018	2,709,215
2019	2,595,764
Thereafter	24,675,671
Total	$37,995,353

7. Investments in Receivables

As a result of the transfer of investments in receivables from the Contributing Landmark Funds to the Partnership, which met the conditions to be accounted for as a sale in accordance with ASC 860, Transfers and Servicing, the investments in receivables were recorded at their estimated fair value as of November 19, 2014 using a 8.75% discount rate. The receivables are unsecured with payments collected over periods ranging from 2 to 29 years.  Interest income recognized on the receivables totaled $709,030,  $742,185, and $356,348 during 2014, 2013, and 2012, respectively.

The following table reflects the activity in investments in receivables:

	Year Ended December 31,
	2014	2013
Investments in receivables – beginning	$9,085,281	$9,743,976
Fair value adjustment	284,294	—
Impairments	(4,465)	(25,304)
Repayments	(751,735)	(702,368)
Interest accretion	51,899	68,977
Investments in receivables – ending	$8,665,274	$9,085,281

Annual amounts due as of December 31, 2014, are as follows:

2015	$1,368,772
2016	1,430,049
2017	1,561,423
2018	1,377,750
2019	893,149
Thereafter	6,637,990
Total	$13,269,133
Interest	$4,603,859
Principal	8,665,274
Total	$13,269,133

8. Debt

At the close of the IPO, November 19, 2014, we amended and restated the Fund A and Fund D secured debt facilities as a new $190.0 million senior secured revolving credit facility, which we refer to as our “revolving credit facility,” with SunTrust Bank, as administrative agent, and a syndicate of lenders. Our revolving credit facility will mature on the fifth anniversary of the closing date of the IPO, November 19, 2019, and will be available for working capital, capital expenditures, permitted acquisitions and general corporate purposes, including distributions. Substantially all of our assets, excluding equity in and assets of certain joint ventures and unrestricted subsidiaries, after‑acquired real property (other than real property that is acquired from affiliate funds and is subject to a mortgage), and other customary exclusions, are pledged as collateral under our revolving credit facility. Our revolving credit facility contains various covenants and restrictive provisions.

In addition, our revolving credit facility contains events of default customary for transactions of this nature, including, but not limited to (i) event of default resulting from our failure or the failure of our restricted subsidiaries to comply with covenants and financial ratios, (ii) the occurrence of a change of control (as defined in the credit agreement), (iii) the institution of insolvency or similar proceedings against us or our restricted subsidiaries, (iv) the occurrence of a default under any other material indebtedness (as defined in the credit agreement) we or our restricted subsidiaries may have and (v) any one or more collateral documents ceasing to create a valid and perfected lien on collateral (as defined in the credit agreement). Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the credit agreement, the lenders may declare any outstanding principal of our revolving credit facility debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in the credit agreement and the other loan documents.

Loans under the revolving credit facility bear interest at our option at a variable rate per annum equal to either:

•

a base rate, which will be the highest of (i) the administrative agent’s prime rate in effect on such day, (ii) the federal funds rate in effect on such day plus 0.50%, and (iii) an adjusted one month LIBOR plus 1.0%, in each case, plus an applicable margin of 1.50%; or

•	an adjusted one month LIBOR plus an applicable margin of 2.50%.

Additionally, under the revolving credit facility we will be subject to a 25 basis points annual commitment fee associated with the available undrawn capacity subject to certain restrictions.

At December 31, 2014, $74,000,000 was outstanding and $116,000,000 of undrawn borrowing capacity, subject to compliance with certain covenants, under our revolving credit facility.

For the years ended December 31, 2014, 2013 and 2012, the Partnership incurred $6,202,788,  $4,345,755, and $1,476,207, respectively, of interest expense and had interest payable of $43,905 and $94,905 at December 31, 2014 and 2013, respectively. The Partnership incurred $2,907,382 in deferred loan costs related to the revolving credit facility. These fees and expenses will be amortized over the term of the revolving credit facility. In connection with the amended and restated new credit facility, the Partnership recorded a loss of $2,905,259 on early extinguishment of debt related to unamortized loan costs for the secured debt facilities prior to the amendment and restatement at the close of the IPO. The Partnership recorded $1,136,050,  $844,267 and $254,454 of deferred loan costs amortization, which is included in interest expense, for the years ended December 31, 2014, 2013 and 2012, respectively.

The new credit facility requires monthly interest payments and the outstanding debt balance due upon maturity on November 19, 2019.  Our revolving credit facility requires compliance with certain financial covenants. As of December 31, 2014, the Partnership was in compliance with all financial covenants.

Prior-period financial information has been retroactively adjusted to include the secured debt facility held by Fund E, as the facility was secured by all of the Fund’s assets, prior to the August 18, 2015 acquisition by the Partnership. As of December 31, 2014, the Fund E secured debt facility had an outstanding balance of $29,707,558 which was fully repaid as a result of the Partnership’s August 18, 2015 acquisition. Prior-period information has been retroactively adjusted to include interest expense related to the Fund E secured debt facility of $1,218,734 and $505,396 for the years ended December 31, 2014 and 2013, respectively. Additionally, deferred loan costs amortization, which is included in interest expense, has been retroactively adjusted to include $271,732 and $92,915 for the years ended December 31, 2014 and 2013, respectively.

In connection with the August 18, 2015 acquisition of Fund E, $29,219,806 was used to repay Fund E’s secured indebtedness. The unamortized balance of the deferred loan costs of $902,625 related to the Fund E secured debt facility was recorded as a loss on extinguishment of debt at the time of the acquisition.

9. Interest Rate Swap Agreements

Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate on borrowings under our revolving credit facility over a four-year period at an effective rate of 4.02%.

In connection with the formation transactions, the Contributing Landmark Funds terminated early Fund A and Fund D interest rate swaps. As a result of early termination, the Contributing Landmark Funds recognized a realized loss on interest rate swaps of $213,181.

Prior-period financial information has been retroactively adjusted to include the secured debt facility and related interest rate swap held by Fund E. Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 3.74%. The Fund E interest rate swap agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition.

The following table summarizes the terms and fair value of the Partnerships’ interest rate swap agreements:

Notional	Fixed	Effective	Maturity	Fair Value Asset (Liability) at December 31,
Value	Rate	Date	Date	2014	2013
$ 25,631,841	3.91%	8/29/2012	8/29/2016	$—	$(193,101)
44,410,270	4.16	8/1/2012	5/31/2018	—	381,621
20,469,463	4.28	11/1/2013	5/31/2018	—	73,940
70,000,000	4.02	12/24/2014	12/24/2018	(289,808)	—
12,500,000	3.74	2/4/2014	1/31/2016	(19,091)	—
				$(308,899)	$262,460

During the years ended December 31, 2014, 2013 and 2012, the Partnership recorded a loss of $571,359, gain of $1,279,176, and a loss of $1,016,716, respectively, resulting from the change in fair value of the interest rate swap agreements which is reflected as an unrealized gain (loss) on derivatives on the consolidated and combined statements of income.

The fair value of the interest rate swap agreement is derived based on Level 2 inputs. To illustrate the effect of movements in the interest rate market, the Partnership performed a market sensitivity analysis on its outstanding interest rate swap agreement. The Partnership applied various basis point spreads to the underlying interest rate curve of the derivative in order to determine the instruments’ change in fair value at December 31, 2014. The following table summarizes the results of the analysis performed:

		Effects of Change in Interest Rates
Date Entered	Maturity Date	+50 Basis Points	-50 Basis Points	+100 Basis Points	-100 Basis Points
December 2014	12/24/2018	$1,004,382	$(1,637,365)	$2,295,647	$(2,924,701)

(1)

The Fund E interest rate swap agreement has been excluded from this analysis as the agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition.

On February 5, 2015, the Partnership swapped an additional $25,000,000 of the floating rate on its revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015. On August 24, 2015, the Partnership entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015.

10. Unit-Based Compensation

Compensation of our Directors

The Non-Employee Director Compensation Plan provides each director that is neither an officer of the General Partner nor an employee or an affiliate of the General Partner with annualized compensation consisting of $35,000 in cash, payable quarterly, an annual grant of Common Units valued at $35,000 and additional cash compensation for attending meetings of the board of directors of the General Partner or a committee thereof.  The chairman of the audit committee of the board of directors shall be entitled to additional annualized cash compensation of $10,000 and the chairman of any other committee of the board of directors, as may be established at any time, shall be entitled to an amount in cash as determined by the board of directors.

Our Long‑Term Incentive Plan

In connection with the IPO, the board of directors of the General Partner adopted the Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan (the “LTIP”). The LTIP provides for the grant, from time to time at the discretion of the board of directors of the general partner or any committee thereof that may be established for such purpose or by any delegate of the board of directors or such committee, subject to applicable law (the “plan administrator”), of equity-based awards. The purpose of the LTIP is to promote the interests of the Partnership and the General Partner by providing incentive compensation awards to individuals providing services to the Partnership or the General Partner to encourage superior performance.  The LTIP is also intended to enhance the ability of the Partnership and the General Partner to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and the General Partner and to encourage these individuals to devote their best efforts to advancing the business of the Partnership and the General Partner. The LTIP will initially limit the number of units that may be delivered pursuant to vested awards to 785,000 Common Units, subject to proportionate adjustment in the event of unit splits and similar events, with such amount increased annually on the first day of each calendar year beginning January 1, 2016 and ending on and including January 1, 2024 by a number of Common Units equal to the least of (i) 1,570,000 Common Units, (ii) 2% of the total number of common and subordinated units outstanding on the last day of the immediately preceding calendar year and (iii) such smaller number of Common Units as determined by the board of directors of the General Partner. Common Units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations, or otherwise terminated without delivery of the Common Units will be available for delivery pursuant to other awards. As of December 31, 2014, no awards have been issued under the LTIP.

11. Equity

On November 19, 2014, the Partnership completed the initial public offering of 2,750,000 common units representing limited partner interests, including 100,000 units issued upon exercise of the underwriters’ over-allotment option. In addition, Landmark purchased from us of an additional 2,066,995 subordinated units for cash at the initial public offering price of our common units. The contribution by Fund A and Fund D to us of substantially all of their assets and liabilities, including their obligations under their secured debt facilities, in exchange for, in the aggregate, 1,952,665 common units, 1,068,114 subordinated units and a cash distribution of $59,667,292.

We received $52,250,000 of gross proceeds from the sale of 2,750,000 common units and $39,272,905 gross proceeds from the sale of 2,066,995 subordinated units to Landmark at the initial offering price of $19.00. After deducting underwriting discounts, structuring fees, and other offering costs of $9,519,321, our net proceeds from the IPO were $82,003,584. We used the net proceeds from the IPO, together with the proceeds from our sale of subordinated units to Landmark, as follows:

•	to make a distribution of $59,667,292 to Fund A and D; and

•	to pay down $19,157,418 of outstanding indebtedness under our revolving credit facility, net of $2,907,382 in commitment fees and expenses under our revolving credit facility.

As a result of the formation transactions and the IPO, Landmark and its affiliates own (a) our general partner; (b) a 40% subordinated unit interest in us and; (c) all of the incentive distribution rights.

12. Net Income Per Limited Partner Unit

Prior to the reorganization and the IPO in November 2014, the Partnership’s businesses were conducted through the Contributing Landmark Funds and the various assets collectively rather than a single entity. As such, there was no single capital structure which to calculate historical earnings per common unit information and earnings per common unit information has not been presented for historical periods prior to the IPO.

The following table includes the results of operations of our Predecessor from January 1, 2014 through November 18, 2014 and of Landmark Infrastructure Partners LP for the period beginning November 19, 2014, the date the IPO was completed, through December 31, 2014.

	Landmark	Landmark	Landmark
	Infrastructure	Infrastructure	Infrastructure
	Partners LP	Partners LP Predecessor	Partners LP
	Period From	Period From
	November 19, 2014 to	January 1, 2014 to	Year Ended
	December 31, 2014	November 18, 2014 *	December 31, 2014 *
Total revenue	$1,680,771	$16,479,148	$18,159,919
Total expenses	(823,363)	(5,612,098)	(6,435,461)
Total other income and expenses	(3,555,756)	(6,336,831)	(9,892,587)
Net income (loss)	$(2,698,348)	$4,530,219	$1,831,871

*Prior-period financial information has been retroactively adjusted for Acquisitions made under common control. See Notes 1 and 3 for additional information.

Net loss per limited partner unit is calculated only for the period subsequent to the IPO as no units were outstanding prior to the IPO. Landmark’s subordinated units and the General Partner’s incentive distribution rights meet the definition of a participating security and therefore we are required to compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net loss allocations used in the calculation of net loss per unit.

On January 26, 2015, the board of directors of our general partner declared our prorated initial quarterly cash distribution of $0.1344 per unit, or $1.0 million. This is the first distribution declared by the Partnership and corresponds to the minimum quarterly distribution of $0.2875 per unit, or $1.15 per unit annually. The amount is prorated for the 43-day period that the Partnership was public following the closing of its initial public offering on November 19, 2014. The distribution was paid on February 13, 2015, to unitholders of record as of February 6, 2015.

Net loss per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net loss, after deducting any General Partner incentive distributions, by the weighted-average number of outstanding common and subordinated units. Diluted net loss per unit includes the effects of potentially dilutive units on our subordinated and common units.

Basic and diluted net loss per common and subordinated unit are the same as there are no potentially dilutive subordinated units outstanding. There have been no changes to the outstanding shares after the closing of the IPO. As of December 31, 2014 there were no incentive distribution right amounts available for distribution to our general partner. Therefore, net income available to the limited partner units has not been reduced.

The calculation of net loss per unit is as follows:

	Limited Partner	Limited Partner
	Common	Subordinated	General
	Units – Public	Units – Landmark	Partner	Total
Net loss attributable to partners subsequent to initial public offering:
Distribution declared	$632,174	$421,359	$—	$1,053,533
Undistributed net loss	(2,251,183)	(1,500,698)	—	(3,751,881)
Net loss attributable to partners	$(1,619,009)	$(1,079,339)	$—	$(2,698,348)

Weighted-average units outstanding:
Basic and diluted	4,702,665	3,135,109	—	7,837,774

Net income per limited partner unit:
Basic and diluted	$(0.34)	$(0.34)

13. Fair Value of Financial Instruments

The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Partnership’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transaction will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non‑orderly trades. The Partnership evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of assets and liabilities for which it is practicable to estimate the fair value:

Cash and cash equivalents, rent receivables, net accounts payable and accrued liabilities:  The carrying values of these balances approximate their fair values because of the short‑term nature of these instruments.

Revolving credit facility:  The fair value of the Partnership’s revolving credit facility is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan‑to‑value ratio, type of collateral and other credit enhancements. Additionally, since a quoted price in an active market is generally not available for the instrument or an identical instrument, the Partnership measures fair value using a valuation technique that is consistent with the principles of fair value measurement which typically considers what management believes is a market participant rate for a similar instrument. The Partnership classifies these inputs as Level 3 inputs.

Investments in receivables:  The Partnership’s Investments in receivables are presented in the accompanying combined balance sheets at their amortized cost net of recorded reserves and not at fair value. The fair values of the receivables were estimated using an internal valuation model that considered the expected cash flow of the receivables and estimated yield requirements by market participants with similar characteristics, including remaining loan term, and credit enhancements. The Partnership classifies these inputs as Level 3 inputs.

Secured debt facilities:  The fair value of the secured debt facilities are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan‑to‑value ratio, type of collateral and other credit enhancements. Additionally, since a quoted price in an active market is generally not available for the instrument or an identical instrument, the Partnership measures fair value using a valuation technique that is consistent with the principles of fair value measurement which typically considers what management believes is a market participant rate for a similar instrument. The Partnership classifies these inputs as Level 3 inputs.

Interest rate swap agreements:  The Partnership’s interest rate swap agreements are presented at fair value on the accompanying combined balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable and unobservable inputs. A majority of the inputs are observable with the only unobservable inputs relating to the lack of performance risk on the part of the Partnership or the counter party to the instrument. As such, the Partnership classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market‑based inputs, including the interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risk to the contracts, are incorporated in the fair values to account for potential nonperformance risk.

The table below summarizes the carrying amounts and fair values of financial instruments which are not carried at fair value on the face of the financial statements:

	December 31,
	2014		2013
	Carrying amount	Fair Value	Carrying amount	Fair Value
Investment in receivables, net	$8,665,274	$8,665,274	$9,085,281	$9,085,281
Revolving credit facility	74,000,000	74,000,000	—	—
Secured debt facilities	29,707,558	29,707,558	114,280,724	114,280,724

Disclosure of the fair values of financial instruments is based on pertinent information available to the Partnership as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Partnership’s estimate of value at a future date could be materially different.

For the years ended December 31, 2014 and 2013, the Partnership measured the following assets and liabilities at fair value on a recurring basis:

	December 31,
	2014	2013
Derivative assets	$—	$455,561
Derivative liabilities	308,899	193,101

As of December 31, 2014 and 2013, the Partnership measured the following assets and liabilities at fair value on a nonrecurring basis:

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable Inputs	Unobservable Inputs
	Total	Identical Assets	(Level 2)	(Level 3)
Impaired real property interests at December 31, 2014	$—	$—	$—	$—
Impaired real property interests at December 31, 2013	149,555	—	—	149,555

As of December 31, 2014 and 2013, two and six of the Partnership’s real property interests, respectively, were measured at estimated fair value as these interests were impaired and the carrying value of each interest was adjusted to estimated fair value. The fair value of real property interests are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. The Partnership’s valuations generally apply the discounted cash flow method to estimate the fair value of real property interests, which includes the use of various assumptions for cash flow projections, including rental rates, releasing assumptions, inflation rates, asset utilization, and discount rates. The Partnership also applies other valuation techniques, including analysis of rent comparable sales transaction or actual sales negotiations, when appropriate, in determining the fair value of real property interests. The Partnership also considers information obtained about each real property interest as a result of its pre‑acquisition due diligence and its marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses, and estimates of lost rentals at market rates during the expected lease‑up periods. In addition, the Partnership estimates costs to execute similar leases, including leasing commissions and legal and other related expenses, to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction. The range of the discount rates used to estimate the fair values was 8.75% to 9.5%.

The estimated discount rates selected by the Partnership vary on a property by property basis based upon several factors such as asset location, lease terms and quality of the tenants in place. The range of discount rates disclosed above should not be relied upon as an indication of the price at which other real property interests in the Partnership’s portfolio may sell, as there are many factors that influence the discount rate.

14. Related‑Party Transactions

General and Administrative Reimbursement

Under the omnibus agreement, we agree to reimburse Landmark for expenses related to certain general and administrative services Landmark will provide to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) the fifth anniversary of the closing of the IPO. The full amount of general and administrative expenses incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates.  As of December 31, 2014, Landmark reimbursed us $12,349 for expenses related to certain general and administrative services that exceeded the cap.

Patent License Agreement

We entered into a Patent License Agreement (“License Agreement”) with American Infrastructure Funds, LLC (“AIF”), an affiliate of the controlling member of Landmark. Under the License Agreement, AIF granted us a nonexclusive, perpetual license to practice certain patented methods related to the apparatus and method for combining easements under a master limited partnership. We have agreed to pay AIF a license fee of $50,000 for the second year of the License Agreement, and thereafter, an amount equal to the greater of (i) one‑tenth of one percent (0.1%) of our gross revenue received during such contract year; and (ii) $100,000.

Right of First Offer

In connection with the IPO, the Remaining Landmark Funds have granted us a right of first offer (“ROFO”) on real property interests that they currently own or acquire in the future before selling or transferring those assets to any third party. During 2015, the Partnership completed ROFO acquisitions of 193,  72 and 136 tenant sites from Fund E, Fund C and Fund F, respectively. See further discussion in Note 3 and Note 21 for additional information.

Management Fee

In accordance with the limited liability company agreements for each of the Contributing Landmark Funds and Fund E, Landmark, or its affiliates, were paid a management fee of $45 and $65, respectively, per asset per month for providing various services to the funds. Management fees totaled $499,329,  $450,462, and $211,329 for the years ended December 31, 2014, 2013, and 2012, respectively. Upon execution of the omnibus agreement and completion of the closing of the IPO and the formation transactions, Landmark’s right to receive this management fee has been terminated and we will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark pursuant to the omnibus agreement, subject to a cap, as described above. For the years ended December 31, 2014, 2013 and 2012, financial information has been retroactively adjusted to include management fees of $136,834,  $79,837 and $2,238, respectively, incurred by Fund E during the period prior to the acquisition on August 18, 2015 by the partnership.

Acquisition of Real Property Interests

In connection with third party acquisitions, Landmark will be obligated to provide acquisition services to us, including asset identification, underwriting and due diligence, negotiation, documentation and closing, at the reasonable request of our general partner, but we are under no obligation to utilize such services. We will pay Landmark reasonable fees, as mutually agreed to by Landmark and us, for providing these services. These fees will not be subject to the cap on general and administrative expenses described above. As of December 31, 2014, no such fees have been incurred.

Prior to the IPO, the Predecessor purchased its real property interests and receivables from Landmark. We have concluded that the formation transactions are a reorganization of entities under common control since these entities have common management and ownership and are under the common control of Landmark. As a result, the contribution of real property interests and other assets to the Partnership was recorded at Landmark’s historical cost. In December 2012, there was a change in control of Landmark. Based on the level of ownership Landmark held in the Contributing Landmark Funds the purchase accounting associated with the change in control was not pushed down to the Contributing Landmark Funds. In connection with the formation transactions the purchase accounting associated with the December 2012 change in control of Landmark is pushed down to us, resulting in a higher cost basis in the assets than is reflected in the historical financial statements of Contributing Landmark Funds. Therefore, the historical cost basis of the assets and liabilities as of Acquisition Date of the Sponsor are different from the historical cost basis of the Contributing Landmark Funds even though all entities are under common control.

Subsequent to the change in control, real property interests purchased from and contributed by Landmark to the Predecessor are stated at the purchase price paid by Landmark.

Due from Affiliates

At December 31, 2013, the Partnership owed $583,689 to the General Partner and its affiliates for management fees, purchase of assets and other reimbursable expenses incurred on their behalf. At December 31, 2014 and 2013, the General Partner and affiliates owed $659,722 and $648,701, respectively, to the Partnership for rents received on their behalf.

15. Segment Information

The Partnership had three reportable segments, wireless communication, outdoor advertising, and renewable power generation, as of December 31, 2014 and two reportable segments, wireless communication and outdoor advertising, as of December 31, 2013 and 2012.

The Partnership’s wireless communication segment consists of leasing real property interests to companies in the wireless communication industry in the United States. The Partnership’s outdoor advertising segment consists of leasing real property interests to companies in the outdoor advertising industry in the United States. The Partnership’s renewable power generation segment consists of leasing real property interests to companies in the renewable power industry in the United States. Items that are not included in any of the reportable segments are included in the corporate category.

The reportable segments are strategic business units that offer different products and services. They are commonly managed as all three segments require similar marketing and business strategies. Because our tenant lease arrangements are mostly effectively triple-net, we evaluate our segments based on revenue. We believe this measure provides investors relevant and useful information because it is presented on an unlevered basis.

The statements of income for the reportable segments, with prior-period financial information retroactively adjusted for the Acquisitions, are as follows:

For the year ended December 31, 2014:

			Renewable
	Wireless	Outdoor	Power
	Communication	Advertising	Generation	Corporate	Total
Revenue
Rental revenue	$14,732,527	$2,703,104	$15,258	$—	$17,450,889
Interest income on receivables	709,030	—	—	—	709,030
Total revenue	15,441,557	2,703,104	15,258	—	18,159,919
Expenses
Management fees to affiliate	423,299	75,862	168	—	499,329
Property operating	9,637	15,083	—	—	24,720
General and administrative	39,003	9,633	—	771,886	820,522
Acquisition-related	292,079	81,459	6,450	—	379,988
Amortization	4,112,567	333,733	5,768	—	4,452,068
Impairments	258,834	—	—	—	258,834
Total expenses	5,135,419	515,770	12,386	771,886	6,435,461
Other income and expenses
Interest expense	(40,619)	(10,038)	—	(6,152,131)	(6,202,788)
Loss on early extinguishment of debt	—	—	—	(2,905,259)	(2,905,259)
Realized loss on derivatives	—	—	—	(213,181)	(213,181)
Unrealized loss on derivatives	—	—	—	(571,359)	(571,359)
Total other income and expenses	(40,619)	(10,038)	—	(9,841,930)	(9,892,587)
Net income (loss)	$10,265,519	$2,177,296	$2,872	$(10,613,816)	$1,831,871

For the year ended December 31, 2013:

	Wireless Communication	Outdoor Advertising	Corporate	Total
Revenue
Rental revenue	$11,932,890	$2,079,219	$—	$14,012,109
Interest income on receivables	742,185	—	—	742,185
Total revenue	12,675,075	2,079,219	—	14,754,294
Expenses
Management fees to affiliate	385,990	64,472	—	450,462
Property operating	6,454	—	—	6,454
General and administrative	106,840	79,114	536,647	722,601
Acquisition-related	790,202	75,341	—	865,543
Amortization	3,567,426	224,014	—	3,791,440
Impairments	1,005,478	—	—	1,005,478
Total expenses	5,862,390	442,941	536,647	6,841,978
Other income and expenses
Interest expense	(54,546)	(11,774)	(4,279,435)	(4,345,755)
Unrealized gain on derivatives	—	—	1,279,176	1,279,176
Total other income and expenses	(54,546)	(11,774)	(3,000,259)	(3,066,579)
Net income (loss)	$6,758,139	$1,624,504	$(3,536,906)	$4,845,737

For the year ended December 31, 2012:

	Wireless Communication	Outdoor Advertising	Corporate	Total
Revenue
Rental revenue	$5,868,414	$615,401	$—	$6,483,815
Interest income on receivables	356,348	—	—	356,348
Total revenue	6,224,762	615,401	—	6,840,163
Expenses
Management fees to affiliate	192,881	18,448	—	211,329
Property operating	26,267	—	—	26,267
General and administrative	1,036	—	190,257	191,293
Acquisition-related	1,024,089	94,559	—	1,118,648
Amortization	1,393,573	58,442	—	1,452,015
Impairments	183,271	—	—	183,271
Total expenses	2,821,117	171,449	190,257	3,182,823
Other income and expenses
Interest expense	(12,024)	(1,796)	(1,462,387)	(1,476,207)
Unrealized loss on derivatives	—	—	(1,016,716)	(1,016,716)
Total other income and expenses	(12,024)	(1,796)	(2,479,103)	(2,492,923)
Net income (loss)	$3,391,621	$442,156	$(2,669,360)	$1,164,417

The Partnership’s total assets by segment were:

	December 31,
	2014	2013
Segments
Wireless communication	$206,656,666	$196,563,052
Outdoor advertising	40,880,019	28,430,874
Renewable power generation	391,381	–
Corporate assets	3,011,436	6,360,358
Total Assets	$250,939,502	$231,354,284

16. Commitments and Contingencies

The Partnership’s commitments and contingencies include customary claims and obligations incurred in the normal course of business. In the opinion of management, these matters will not have a material effect on the Partnership’s combined financial position.

There has been significant consolidation in the wireless communication industry over the last several years. In 2013, T‑Mobile acquired MetroPCS and Sprint acquired the remaining interest in Clearwire, and in 2014 AT&T acquired Leap Wireless.  Recent consolidation in the wireless industry has led to rationalization of wireless networks and reduced demand for tenant sites. The termination of additional leases in our portfolio would result in lower rental revenue and may lead to impairment of our real property interests or other adverse effects to our business.

We have approximately $25.5 million of real property interest subject to subordination to lenders of the property. To the extent a lender forecloses on a property the Partnership would take impairment charges for the book value of the asset and no longer be entitled to the revenue associated with the asset.

17. Tenant Concentration

For the years ended December 31, 2014, 2013 and 2012, the Partnership had the following tenant revenue concentrations:

	Year Ended December 31,
Tenant	2014*	2013*	2012*
T-Mobile	18.8%	19.2%	13.9%
Verizon	14.4%	13.6%	12.7%
Sprint	12.9%	13.1%	13.0%
AT&T Mobility	11.5%	12.4%	11.2%
Crown Castle	11.7%	11.7%	13.0%

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control. See Notes 1 and 3 for additional information.

Most tenants are subsidiaries of these tenants but have been aggregated for purposes of showing revenue concentration. Financial information for these tenants can be found at www.sec.gov.

The loss of any one of our large customers as a result of consolidation, merger, bankruptcy, insolvency, network sharing, roaming, joint development, resale agreements by our customers or otherwise may result in (1) a material decrease in our revenue, (2) uncollectible account receivables, (3) an impairment of our deferred site rental receivables, wireless infrastructure assets, site rental contracts or customer relationships intangible assets, or (4) other adverse effects to our business.

18. Income Taxes

We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income is generally are borne by our partners through the allocation of taxable income. Our wholly owned subsidiary Landmark Infrastructure Asset OpCo LLC conducts certain activities that may not generate qualifying income and will be treated as a corporation for U.S. federal income tax purposes. The difference between income tax expense recorded by us and income taxes computed by applying the statutory federal income tax rate (35 percent for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax as described above.

Due to uncertainty regarding the realization of certain deferred tax assets, we have established valuation allowances, primarily in connection with differences between book and tax asset bases. As of December 31, 2014 and 2013, we had no liability reported for unrecognized tax benefits. We did not have any interest or penalties related to income taxes during the years ended December 31, 2014, 2013, and 2012.

19. Supplemental Cash Flow Information

Noncash activities for the years ended December 31, 2014, 2013, and 2012 were as follows:

	Year Ended December 31,
	2014	2013	2012
Purchase price for acquisition of real property interests included in due to Landmark and affiliates	$—	$963,067	$—
Capital contribution to fund general and administrative expense reimbursement	12,349	—	—
Contributions of real property interests by Landmark	13,713,760	7,047,495	15,824,951
Fair value adjustment of investments in receivables	284,294	—	—

Cash flows related to interest paid was as follows:

	Year Ended December 31,
	2014	2013	2012
Cash paid for interest	$5,117,787	$3,508,125	$1,120,212

20. Quarterly Financial Data (Unaudited)

The following tables summarize quarterly financial data for the years ended December 31, 2014 and 2013. The information includes the results of operations of our Predecessor from January 1, 2013 through November 19, 2014 and of Landmark Infrastructure Partners LP for the period beginning November 19, 2014, the date the IPO was completed, through December 31, 2014.

	2014 Quarter Ended*
	March 31	June 30	September 30	December 31
Total revenues	$4,367,886	$4,427,233	$4,588,295	$4,776,505
Net income (loss)	1,645,928	679,509	2,238,395	(2,731,961)
Net income (loss) attributable to Predecessor	1,645,928	679,509	2,238,395	(33,613)
Net loss attributable to limited partners	n/a	n/a	n/a	(2,698,348)
Net loss per limited partner unit
(basic and diluted):
Common units	n/a	n/a	n/a	$(0.34)
Subordinated units	n/a	n/a	n/a	$(0.34)
Cash distribution declared per unit	n/a	n/a	n/a	$0.1344

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control. See Notes 1 and 3 for additional information.

	2013 Quarter Ended*
	March 31	June 30	September 30	December 31
Total revenues	$2,831,639	$3,382,902	$4,111,536	$4,428,217
Net income	325,140	2,502,457	736,069	1,282,071

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control. See Notes 1 and 3 for additional information.

21. Subsequent Events

Subsequent to year end, eighteen of the Partnership’s real property interests were impaired as a result of termination notices received and one property foreclosure. As a result of T‑Mobile’s acquisition of MetroPCS (completed in 2013), we have received termination notices related to 23 MetroPCS tenant sites, two of which have subsequently been rescinded. As of December 2, 2015, the majority of the MetroPCS tenant sites where we have received termination notices have been vacated.  As a result of all termination notices received we determined that thirteen real property interests were impaired and recognized impairment charges totaling $2.9 million during 2015. Impairment of $0.7 million related to a foreclosure notice was received effective March 26, 2015. Through December 2, 2015, we recognized impairment charges totaling $3.6 million.

On April 23, 2015, the board of directors of our General Partner declared a quarterly cash distribution of $0.2975 per unit, or $1.19 per unit on an annualized basis, for the quarter ended March 31, 2015.  This distribution was paid on May 14, 2015 to unitholders of record as of May 5, 2015.

On May 20, 2015, the Partnership closed a public offering of an additional 3,000,000 common units representing limited partner interests in us at a price to the public of $16.75 per common unit, or $15.9125 per common unit net of the underwriter’s discount. We received net proceeds of $46.9 million after deducting the underwriter’s discount and offering expenses paid by us of $3.3 million. We used all proceeds to repay a portion of the borrowings under our revolving credit facility.

On June 3, 2015, the Partnership exercised its option to increase the available commitments under its revolving credit facility for an additional $60.0 million, resulting in aggregate commitments of $250.0 million.

On July 21, 2015, the board of directors of our General Partner declared a quarterly cash distribution of $0.3075 per unit, or $1.23 per unit on an annualized basis, for the quarter ended June 30, 2015.  This distribution was paid on August 14, 2015 to unitholders of record as of August 4, 2015.

On October 22, 2015, the board of directors of our General Partner declared a quarterly cash distribution of $0.3175 per unit, or $1.27 per unit on an annualized basis, for the quarter ended September 30, 2015.  This distribution was paid on November 13, 2015 to unitholders of record as of November 3, 2015.

On November 19, 2015, the Partnership completed an acquisition of an entity owning 72 tenant sites and related real property interests, consisting of 67 wireless communication and 5 outdoor advertising sites, from Landmark Dividend Growth Fund-C LLC (“Fund C”), an affiliate of Landmark, in exchange for (i) 847,260 common units, valued at approximately $13.0 million, which was subsequently distributed to their respective members, including 123,405 common units to Landmark and affiliates, valued at approximately $1.9 million, as part of the fund’s liquidation, and (ii) cash consideration of approximately $17.3 million, of which $15.1 million was used to repay Fund C’s secured indebtedness and was funded with borrowings under the Partnership’s revolving credit facility.

On November 19, 2015, the Partnership completed an acquisition of 136 tenant sites and related real property interests, consisting of 99 wireless communication and 37 outdoor advertising sites, from Landmark Dividend Growth Fund-F LLC (“Fund F”), an affiliate of Landmark, in exchange for (i) 1,266,317 common units, valued at approximately $19.5 million, which was subsequently distributed to their respective members, including 217,133 common units to Landmark and affiliates, valued at approximately $3.3 million, and (ii) cash consideration of approximately $25.0 million, of which $24.5 million was used to repay Fund F’s secured indebtedness and was funded with borrowings under the Partnership’s revolving credit facility.

Landmark Infrastructure Partners LP

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2014*

						Gross Amount at Which Carried
			Initial cost to the Partnership			As of December 31, 2014
				Building and			Building and		Accumulated	Date
Description	Location	Encumbrances	Land	improvements	Total	Land	improvements	Total	depreciation	Acquired
Wireless Communication	Tombstone, AZ	$—	$593,201	$—	$593,201	$593,201	$—	$593,201	$—	2012
Outdoor Advertising	Rosemont, IL	—	970,675	—	970,675	970,675	—	970,675	—	2013
Wireless Communication	Los Angeles, CA	—	331,241	—	331,241	331,241	—	331,241	—	2013
Wireless Communication	Walnut Creek, CA	—	704,628	—	704,628	704,628	—	704,628	—	2013
Outdoor Advertising	Grand Prairie, TX	—	300,467	—	300,467	300,467	—	300,467	—	2014
Outdoor Advertising	Houston, TX	—	240,458	—	240,458	240,458	—	240,458	—	2014
Outdoor Advertising	Largo, FL	—	132,383	—	132,383	132,383	—	132,383	—	2014
Outdoor Advertising	Phoenix, AZ	—	323,875	—	323,875	323,875	—	323,875	—	2014
Outdoor Advertising	Saint Petersburg, FL	—	200,400	—	200,400	200,400	—	200,400	—	2014
Outdoor Advertising	Terrell, TX	—	46,442	—	46,442	46,442	—	46,442	—	2014
Outdoor Advertising	West Palm Beach, FL	—	287,159	—	287,159	287,159	—	287,159	—	2014
Wireless Communication	New York, NY	—	1,403,272	—	1,403,272	1,403,272	—	1,403,272	—	2014
Outdoor Advertising	Vadnais Heights, MN	—	390,093	—	390,093	390,093	—	390,093	—	2014
	Total	$—	$5,924,294	$—	$5,924,294	$5,924,294	$—	$5,924,294	$—

*Prior-period financial information has been retroactively adjusted for Acquisitions under common control. See Notes 1 and 3 for additional information